Exhibit 99.1

Expedia, Inc. Reports Fourth Quarter and Full Year 2010 Results

BELLEVUE, Wash.—February 10, 2011—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its fourth quarter and year ended December 31, 2010.

•	Fourth quarter revenue grew 16% year over year driven by strong unit growth in both hotel and air and continued strong performance in our advertising and media business.

•	Egencia®, our corporate travel business, continued its strong performance with revenue growth of 33% and gross bookings growth of 27% compared to the fourth quarter of 2009.

•

The company grew fourth quarter adjusted EPS by 10% year over year. Full year 2010 adjusted EPS increased by 24% year over year, primarily due to growth in operating income before amortization (“OIBA”), a lower effective tax rate and the impact of $489 million in annual share repurchases.

Financial Summary & Operating Metrics (figures in $MMs except transactions and per share amounts)

Metric	Quarter Ended 12.31.10	Quarter Ended 12.31.09	Y / Y Growth	Year Ended 12.31.10	Year Ended 12.31.09	Y / Y Growth
Transactions (mm)	14.8	13.1	13%	65.6	57.8	14%
Gross bookings	5,755.0	5,048.7	14%	25,961.9	21,811.1	19%
Revenue	808.4	697.5	16%	3,348.1	2,955.4	13%
Revenue margin	14.0%	13.8%	23 bps	12.9%	13.6%	(65 bps)
Operating income before amortization* (“OIBA”)	175.1	162.9	7%	830.7	761.5	9%
Operating income	149.2	140.9	6%	731.9	571.4	28%
Adjusted net income *	91.9	88.5	4%	494.8	409.9	21%
Net income attributable to Expedia, Inc.	71.3	102.2	(30%)	421.5	299.5	41%
Adjusted EPS *	$0.32	$0.29	10%	$1.70	$1.37	24%
Diluted EPS	$0.25	$0.35	(29%)	$1.46	$1.03	42%
Free cash flow *	(202.1)	(173.4)	(17%)	622.3	584.0	7%

*	”Operating income before amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 17-18 herein for an explanation of non-GAAP measures used throughout this release. The definition for OIBA was revised in the first quarter of 2009 and the definition for adjusted net income was revised in both the first quarter of 2009 and fourth quarter of 2010.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this press release.

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Discussion of Results – Fourth Quarter 2010

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 14% (15% excluding the estimated impact from year on year changes in foreign exchange rates) for the fourth quarter of 2010 compared with the fourth quarter of 2009, driven primarily by 13% growth in transactions, 5% increase in average airfares and a 2% increase in hotel average daily rates. Domestic bookings increased 13% and international bookings increased 16% (19% excluding foreign exchange).

Revenue increased 16% (17% excluding foreign exchange) for the fourth quarter, primarily driven by an increase in hotel revenue and advertising and media revenue. Domestic revenue increased 15% while international revenue increased 17% (27% excluding foreign exchange).

Revenue as a percentage of gross bookings (“revenue margin”) was 14.0% for the fourth quarter, an increase of 23 basis points compared to the fourth quarter of 2009. The primary drivers include a shift to higher margin products, growth in advertising and media revenue and acceleration of air and other revenue, as described below, partially offset by higher average air ticket prices.

Products & Services Detail

Worldwide hotel revenue increased 15% for the fourth quarter due to a 15% increase in room nights stayed, including rooms delivered as a component of packages. Revenue per room night was flat.

Worldwide air revenue increased 15% for the fourth quarter, primarily due to a 9% increase in revenue per ticket and a 6% increase in air tickets sold. Revenue per ticket increased primarily as a result of an acceleration of merchant air revenue leading to a one-time increase in air revenue of approximately $5 million.

Advertising and media revenue increased 29% for the fourth quarter, driven by a 38% increase in third-party revenue for TripAdvisor. All other revenue (primarily car rentals and destination services) increased 10% for the fourth quarter, including a one-time acceleration of revenue on certain other products of $4 million during fourth quarter 2010.

As a percentage of worldwide revenues in the fourth quarter of 2010, hotel accounted for 64%, advertising and media accounted for 12%, air accounted for 11% and all other revenues accounted for the remaining 13%.

Profitability

OIBA for the fourth quarter increased 7% (11% excluding foreign exchange) to $175 million primarily due to increased revenue, partially offset by increased costs and expenses. OIBA decreased 170 basis points as a percentage of revenue to 22% due to growth in cost of revenue and selling and marketing expenses in excess of revenue growth. For the fourth quarter of 2010, general and administrative expense included $8 million related to an increase in occupancy tax reserves and accruals, which is also included in OIBA.

Operating income increased 6% primarily due to the same factors impacting OIBA. In addition, operating income for fourth quarter 2010 included $6 million in occupancy tax assessments and legal reserves. During the fourth quarter of 2009 we agreed to an adjustment on the San Francisco occupancy tax assessment that was included in operating income and reduced the overall exposure by $7 million. These items were excluded from OIBA.

Adjusted net income for the fourth quarter increased $3 million compared to the prior year period primarily due to higher OIBA partially offset by higher interest expense. Net income decreased $31 million compared to the prior year period primarily due to a higher effective tax rate and increased interest expense. Adjusted EPS increased 10% to $0.32 and diluted EPS decreased 29% to $0.25.

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Discussion of Results – Full Year 2010

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 19% (19% excluding the estimated impact from year on year changes in foreign exchange rates) in 2010 compared with 2009, driven primarily by 14% growth in transactions, a 10% increase in average airfares and a 1% increase in hotel average daily rates. Domestic bookings increased 16% and international bookings increased 25% (26% excluding foreign exchange).

Revenue increased 13% (14% excluding foreign exchange) for the year, primarily driven by an increase in hotel revenue and advertising and media revenue. Domestic revenue increased 11% while international revenue increased 18% (26% excluding foreign exchange).

Revenue as a percentage of gross bookings (“revenue margin”) was 12.9% for the year, a decrease of 65 basis points compared to 2009, primarily due to higher average air ticket prices partially offset by growth in advertising and media revenue.

Products & Services Detail

Worldwide hotel revenue increased 11% for the year due to a 14% increase in room nights stayed, including rooms delivered as a component of packages. Revenue per room night decreased 3% year over year.

Worldwide air revenue increased 12% for the year, primarily due to an 11% increase in air tickets sold and a 1% increase in revenue per ticket.

Advertising and media revenue increased 36% for the year, driven by a 48% increase in third-party revenue for TripAdvisor. All other revenue (primarily car rentals and destination services) increased 6% for the year.

As a percentage of worldwide revenue for 2010, hotel accounted for 63%, advertising and media accounted for 13%, air accounted for 12% and all other revenue accounted for the remaining 13%.

Profitability

OIBA for the year increased 9% (10% excluding foreign exchange) to $831 million primarily due to increased revenues, partially offset by increased costs and expenses. OIBA decreased 96 basis points as a percentage of revenue to 25% due to growth in selling and marketing, cost of revenue, and technology and content expenses in excess of revenue growth.

Operating income increased 28% due to the same factors impacting OIBA. In addition, operating income for 2009 included $68 million in occupancy tax assessments and legal reserves and $34 million of restructuring charges. These items were excluded from OIBA.

Adjusted net income for the year increased $85 million or 21% compared to the prior year period primarily due to higher OIBA and a lower effective tax rate partially offset by higher interest expense. Net income increased $122 million or 41% compared to the prior year period primarily due to higher operating income. Adjusted EPS increased 24% to $1.70 and diluted EPS increased 42% to $1.46.

Cash Flows

For the year ended December 31, 2010, net cash provided by operating activities was $777 million and free cash flow was $622 million. Both measures include $101 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow increased $38 million compared to the prior year primarily due to higher OIBA, significantly lower occupancy tax assessment payments and lower cash tax payments partially offset by higher capital expenditures, a decrease in our working capital benefit and higher payments made for legal settlements and restructuring. Cash and cash equivalents excluding amounts related to non-wholly owned subsidiaries was $649 million as of December 31, 2010.

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Recent Highlights

Global Presence

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Gross bookings from the Expedia, Inc. international businesses totaled $2.2 billion in the fourth quarter, accounting for 38% of worldwide bookings. International revenues equaled $331 million in the fourth quarter, representing 41% of worldwide revenue.

•	Expedia.ca reached $1.5 billion in gross bookings for the full year 2010 for the first time since the site launched in Canada in 2000.

•	Expedia® launched its 20th localized site in Singapore.

•	Hotwire® expanded its international hotel inventory, making properties in Singapore, Hong Kong, and in 34 new destinations across Europe available to book on Hotwire.com®.

•	Expedia.co.jp™ rolled out an enhanced selection of product offerings, giving travelers in Japan the opportunity to book dynamic tour packages, flights and traveler pick-up service.

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Visitors to Expedia.co.in™ can now pay for their travel with debit cards and internet banking following the launch of alternate payments functionality on the India point of sale. The site also enhanced its air offerings with the addition of low-cost carrier flights.

•	TripAdvisor® launched localized sites in Argentina, Greece, Indonesia and Russia, extending TripAdvisor’s global footprint to 27 countries and 19 languages.

Traveler Value Proposition and Innovation

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Expedia.com® announced new enhancements to its existing Elite Plus™ rewards program, including a VIP access feature, giving members in the U.S. eligibility for free hotel upgrades in cities across North America. Expedia also announced the addition of 12-hour flash sales through ASAP (A Sudden Amazing Price) ™ deals.

•	Hotels.com launched its WelcomeRewards loyalty program in Canada and Australia.

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Egencia in Europe launched its innovative Traveler Tracking Tool, granting businesses in Europe a higher level of traveler support and insight to better manage traveler security in the event of an emergency. Seat Maps and Flexible Date Search programs were also introduced in Europe.

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Expedia® Affiliate Network (EAN) introduced Merchandising Central, enabling EAN affiliates to build customized widgets, pages and feeds in an effort to further improve their online marketing efficiencies.

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Expedia sites in the U.S. and the U.K. launched opaque hotel bookings through the Unpublished Rates and Secret Saver Hotels programs, giving travelers the opportunity to book their stay at any of 25,000 participating properties at up to 50% off standard room rates.

Media, Advertising and Distribution

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Expedia acquired Mobiata, creator of best-selling mobile travel applications including FlightTrack, in order to accelerate Expedia’s ability to offer mobile travel shopping across multiple booking platforms.

•	TripAdvisor announced the launch of its new application for the iPad, giving users access to TripAdvisor hotel, restaurant and activities content on-the-go in 26 countries and 18 languages worldwide.

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Expedia® Media Solutions’ paid search advertising program TravelAds™ produced 65% revenue growth year on year in Q4, driven by a 39% increase in advertisers and an expanded offering of search advertising products.

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Expedia Affiliate Network signed agreements to power online travel bookings for a number of affiliates, including low-cost carrier, AirTran; Greyhound, the largest North American provider of intercity bus transport; Spain-based online hotel reservation website ToBook.com; and Scandinavian Airlines.

Supply Portfolio

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At quarter end, Expedia global websites featured over 130,000 bookable properties, with over 55% operating under our merchant model and 25% representing agency properties where we have direct relationships. Expedia sites offer over 80,000 hotels in EMEA and APAC countries.

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Expedia Partner Services Group (PSG) signed partnership agreements with US Airways and WestJet, Canada’s leading low cost airline. PSG also executed agreements with APA Hotels & Resorts, one of Japan’s largest hotel chains and Protea Hotels, Africa’s leading hotel company, to offer these properties on all Expedia and Hotels.com sites worldwide.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Revenue	$808,370	$697,518	$3,348,109	$2,955,426
Costs and expenses:
Cost of revenue (1)	176,198	145,540	692,832	607,251
Selling and marketing (1)	282,454	234,839	1,204,141	1,027,062
Technology and content (1)	94,939	85,518	362,447	319,708
General and administrative (1)	88,365	82,030	314,109	290,484
Amortization of intangible assets	11,625	9,722	37,123	37,681
Occupancy tax assessments and legal reserves	5,542	(6,553)	5,542	67,658
Restructuring charges	—	5,571	—	34,168

Operating income	149,247	140,851	731,915	571,414

Other income (expense):
Interest income	2,890	965	7,160	6,206
Interest expense	(32,886)	(20,603)	(101,291)	(84,233)
Other, net	(4,944)	(4,595)	(17,216)	(35,364)

Total other expense, net	(34,940)	(24,233)	(111,347)	(113,391)

Income before income taxes	114,307	116,618	620,568	458,023
Provision for income taxes	(42,723)	(12,405)	(195,008)	(154,400)

Net income	71,584	104,213	425,560	303,623
Net income attributable to noncontrolling interests	(291)	(1,987)	(4,060)	(4,097)

Net income attributable to Expedia, Inc.	$71,293	$102,226	$421,500	$299,526

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.26	$0.35	$1.49	$1.04
Diluted	0.25	0.35	1.46	1.03
Shares used in computing earnings per share:
Basic	276,104	288,886	282,465	288,214
Diluted	282,501	296,052	288,028	292,141

Dividends declared per common share	$0.07	$—	$0.28	$—

(1) Includes stock-based compensation as follows:
Cost of revenue	$576	$555	$2,401	$2,285
Selling and marketing	3,405	2,695	13,867	12,440
Technology and content	3,486	3,797	14,326	15,700
General and administrative	5,659	7,947	29,096	31,236

Total stock-based compensation	$13,126	$14,994	$59,690	$61,661

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$714,332	$642,544
Restricted cash and cash equivalents	14,215	14,072
Short-term investments	515,627	45,849
Accounts receivable, net of allowance of $12,114 and $14,562	328,468	307,817
Prepaid expenses, prepaid merchant bookings and other current assets	128,985	214,767

Total current assets	1,701,627	1,225,049
Property and equipment, net	277,061	236,820
Long-term investments and other assets	232,239	48,262
Intangible assets, net	797,707	823,031
Goodwill	3,642,360	3,603,994

TOTAL ASSETS	$6,650,994	$5,937,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$700,730	$652,893
Accounts payable, other	181,765	160,471
Deferred merchant bookings	654,632	679,305
Deferred revenue	29,466	17,204
Accrued expenses and other current liabilities	322,827	325,184

Total current liabilities	1,889,420	1,835,057
Long-term debt	1,644,894	895,086
Deferred income taxes, net	248,461	223,959
Other long-term liabilities	131,516	233,328

Commitments and contingencies
Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	348	343
Authorized shares: 1,600,000
Shares issued: 348,416 and 342,812
Shares outstanding: 248,347 and 263,929
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	6,116,697	6,034,164
Treasury stock - Common stock, at cost	(2,241,191)	(1,739,198)
Shares: 100,069 and 78,883
Retained earnings (deficit)	(1,194,533)	(1,616,033)
Accumulated other comprehensive income (loss)	(8,803)	3,379

Total Expedia, Inc. stockholders’ equity	2,672,544	2,682,681
Noncontrolling interest	64,159	67,045

Total stockholders’ equity	2,736,703	2,749,726

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,650,994	$5,937,156

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year ended December 31,
	2010	2009
Operating activities:
Net income	$425,560	$303,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	118,402	102,782
Amortization of stock-based compensation	59,690	61,661
Amortization of intangible assets	37,123	37,681
Deferred income taxes	23,581	(12,620)
Foreign exchange (gain) loss on cash and cash equivalents, net	20,447	(4,679)
Realized gain on foreign currency forwards	(8,822)	(29,982)
Other	499	10,268
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(35,382)	(36,360)
Prepaid expenses, prepaid merchant bookings and other current assets	82,405	(19,477)
Accounts payable, merchant	49,648	26,466
Accounts payable, other, accrued expenses and other current liabilities	18,282	79,552
Deferred merchant bookings	(24,679)	155,665
Deferred revenue	10,729	1,424

Net cash provided by operating activities	777,483	676,004

Investing activities:
Capital expenditures, including internal-use software and website development	(155,189)	(92,017)
Purchases of investments	(990,429)	(45,903)
Sales and maturities of investments	366,036	93,092
Acquisitions, net of cash acquired	(50,465)	(45,007)
Net settlement of foreign currency forwards	8,822	29,982
Distributions from Reserve Primary Fund	5,482	10,677
Other, net	(1,953)	1,357

Net cash used in investing activities	(817,696)	(47,819)

Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	742,470	—
Credit facility repayments	—	(650,000)
Payment of dividends to stockholders	(79,076)	—
Purchase of additional interests in controlled subsidiaries	(77,929)	—
Treasury stock activity	(501,993)	(7,963)
Proceeds from exercise of equity awards	50,615	15,794
Excess tax benefit on equity awards	8,753	1,544
Changes in restricted cash and cash equivalents	164	(10,716)
Other, net	(11,123)	(8,991)

Net cash provided by (used in) financing activities	131,881	(660,332)
Effect of exchange rate changes on cash and cash equivalents	(19,880)	9,279

Net increase (decrease) in cash and cash equivalents	71,788	(22,868)
Cash and cash equivalents at beginning of year	642,544	665,412

Cash and cash equivalents at end of year	$714,332	$642,544

Supplemental cash flow information
Cash paid for interest	$78,379	$78,629
Income tax payments, net	163,405	198,368

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Income Statement Trends

Transactions / Gross Bookings / Revenue

•	Merchant transactions accounted for 39% of total gross bookings and 68% of revenue in the fourth quarter, consistent with the prior year period.

•	Merchant transactions accounted for 41% of total gross bookings and 66% of revenue for 2010, compared with 42% and 68% for 2009.

Costs and Expenses

(Stock-based compensation expense has been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses			As a % of Revenue
	Three months ended December 31,			Three months ended December 31,
	2010	2009	Growth	2010	2009	Δ in bps
Cost of revenue	$175.6	$145.0	21%	21.7%	20.8%	94
Selling and marketing	279.0	232.1	20%	34.5%	33.3%	124
Technology and content	91.5	81.7	12%	11.3%	11.7%	(40)
General and administrative	82.7	74.1	12%	10.2%	10.6%	(39)

Total costs and expenses	$628.8	$532.9	18%	77.8%	76.4%	139

	Costs and Expenses			As a % of Revenue
	For the year ended			For the year ended
	2010	2009	Growth	2010	2009	Δ in bps
Cost of revenue	$690.4	$605.0	14%	20.6%	20.5%	15
Selling and marketing	1,190.3	1,014.6	17%	35.6%	34.3%	122
Technology and content	348.1	304.0	15%	10.4%	10.3%	11
General and administrative	285.0	259.2	10%	8.5%	8.8%	(26)

Total costs and expenses	$2,513.8	$2,182.8	15%	75.1%	73.9%	122

Cost of revenue (non-GAAP)

•

Cost of revenue increased 21% for the fourth quarter and 14% for 2010 primarily due to higher costs related to credit card processing, including an acceleration of non-refundable, merchant fees and other adjustments resulting in a one-time increase of $10 million.

Selling and Marketing (non-GAAP)

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The 20% increase in selling and marketing expense in the fourth quarter was primarily driven by increases in both online and offline marketing expenses, including search engine marketing, brand advertising and affiliate marketing expenses and personnel expenses. The growth in our overall direct marketing spend in the fourth quarter was in support of our efforts to drive transaction growth.

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Indirect costs, including personnel in PSG, TripAdvisor, Egencia and our various leisure brands represented 31% of selling and marketing expense in the fourth quarter of 2010, which is consistent with the fourth quarter of 2009.

•

Selling and marketing expense increased 17% for full year 2010 compared to 2009 primarily due to increases in both online and offline marketing expenses, including search engine marketing, brand advertising and affiliate marketing expenses, an increase in personnel expenses (including those associated with opening a new global headquarters for our lodging supply group) and professional services costs.

Technology and Content (non-GAAP)

•

The 12% and 15% increases in technology and content expense in the fourth quarter and for the year ended December 31, 2010 were primarily due to increased personnel costs for increased headcount, including contractors, to support our worldwide transaction-based businesses and TripAdvisor, increased consulting and professional fees as well as increased depreciation expense associated with an increase in our capital expenditures.

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General and Administrative (non-GAAP)

•	The 12% increase in general and administrative expense for the fourth quarter was primarily driven by increases in occupancy tax reserves and accruals as well as higher personnel costs.

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The 10% increase in general and administrative expense for 2010 was primarily driven by increases in occupancy tax reserves and accruals, personnel costs, recruiting and travel expenses partially offset by a decrease in legal fees due to litigation timing.

Stock-Based Compensation Expense

•

Stock-based compensation expense relates primarily to expenses from restricted stock units (“RSUs”) and stock options. In 2009, we began using stock options as our primary form of annual stock-based compensation.

•	Stock-based compensation expense was $13 million in the fourth quarter of 2010, consisting of $8 million related to RSUs and $5 million related to stock options.

•

Stock-based compensation expense was $60 million for full year 2010, consisting of $35 million in expense related to RSUs and $25 million in stock option expense. Stock-based compensation expense was $62 million in 2009.

•

Assuming, among other things, no meaningful modification of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be less than $65 million in 2011.

Occupancy Tax Assessments and Legal Reserves

•

During fourth quarter 2010 we paid $3 million in occupancy tax assessments in order to defend against the City of Santa Monica’s complaints. In addition, we increased our reserve for estimated coupon redemptions related to the Expedia consumer class action lawsuit.

•

During second quarter of 2009 we reserved $55 million related to “pay to play” hotel occupancy tax assessments by the city of San Francisco for bookings on Expedia.com, hotels.com and Hotwire between January 2000 and March 2009. During the fourth quarter of 2009 we agreed to an adjustment on the assessment which reduced the overall exposure by $7 million, resulting in a total of $48 million paid to the city during 2009.

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During 2009 we also entered into an agreement for the settlement of all claims alleged in a consumer class action lawsuit filed in Seattle, Washington and reserved $19 million, which represented our best estimate of the low end of the range of possible costs associated with the settlement.

Restructuring Charges

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We did not incur any restructuring charges during 2010. During the fourth quarter of 2009, in conjunction with the reorganization of our business around our global brands, we recognized restructuring charges of $6 million, primarily consisting of employee severance and benefits. For 2009, restructuring charges related to these efforts totaled $34 million.

Interest Income and Interest Expense

•

Interest income in the fourth quarter of 2010 was higher compared to the same quarter of the prior year on a higher rate of average interest earned and higher average balances. For 2010, interest income was higher due to higher average balances compared to 2009.

•

Interest expense of $33 million in fourth quarter 2010 increased $12 million compared to the $21 million incurred in the fourth quarter 2009. Interest expense for 2010 totaled $101 million compared to $84 million in 2009. The increase was primarily due to $750 million of additional debt issued by the company in August 2010.

Other, Net

•

Other, net was a $5 million loss in the fourth quarter 2010, which is consistent with the prior year period. For 2010, other, net was a loss of $17 million versus $35 million in 2009. Losses for all periods were primarily comprised of foreign exchange losses.

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These foreign exchange impacts arise from the accounting re-measurement of our foreign denominated liabilities into U.S. dollars. We attempt to offset this re-measurement by holding foreign-denominated assets roughly equal to the liabilities, using both natural hedges (primarily cash), as well as foreign currency forward contracts where economically advantageous. Any difference between the liability and asset positions gives rise to a gain or loss during the quarter, and was a loss of approximately $3 million in the fourth quarter of 2010 and $9 million for 2010.

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•

We also utilize forward contracts to hedge a portion of our foreign-denominated revenues against changes in exchange rates between the time of hotel bookings and the associated stays (the “book-to-stay” impact). See Foreign Exchange below for additional detail. In the fourth quarter of 2010 we recognized $4 million in realized losses arising from forward contracts intended to hedge this book-to-stay impact, which amount is included in “other, net.” In addition, we recognized $2 million of unrealized gains on these revenue hedges, which amounts are intended to hedge the book-to-stay impact of future periods and are now excluded from our calculation of adjusted net income.

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For 2010, we recognized $4 million in realized losses arising from forward contracts intended to hedge the book-to-stay impact and the amount is included in “other, net.” In addition, we recognized $5 million of unrealized losses on these revenue hedges, which amounts are intended to hedge the book-to-stay impact of future periods, and are now excluded from our calculation of adjusted net income. Below is a table reflecting this change to adjusted net income.

	Three months ended
	September 30, 2010	June 30, 2010	March 31, 2010
	(in thousands, except per share data)
As previously reported	$191,263	$129,285	$77,731
Unrealized (gain) loss on revenues hedges	8,724	(903)	(718)
Income tax effect, net	(3,055)	317	251

Reported under revised definition	$196,932	$128,699	$77,264

Revised adjusted earnings per share	$0.68	$0.44	$0.26

	Three months ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
	(in thousands, except per share data)
As previously reported	$89,147	$144,895	$113,704	$62,843
Unrealized (gain) loss on revenues hedges	(1,032)	(3,668)	3,136	531
Income tax effect, net	362	1,283	(1,097)	(186)

Reported under revised definition	$88,477	$142,510	$115,743	$63,188

Revised adjusted earnings per share	$0.29	$0.48	$0.39	$0.21

Income Taxes

•	The effective tax rates on GAAP pre-tax income were 37.4% for the fourth quarter 2010 and 31.4% for 2010, compared with 10.6% and 33.7%, respectively in the prior year periods.

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The higher rate in the fourth quarter 2010 was primarily driven by a 2009 rate benefit caused by a deduction relating to the closure of a foreign subsidiary that did not recur in 2010. The fourth quarter 2010 rate also increased due to an increase in accruals for uncertain tax positions and adjustments resulting from a reconciliation of our income tax returns to our provisions for income taxes, partially offset by an increase in earnings in foreign jurisdictions.

•

The lower rate for 2010 was primarily due to an increase in earnings in foreign jurisdictions, a significant reversal of accruals for uncertain tax positions resulting from the conclusion of IRS tax audits during third quarter 2010, partially offset by a 2009 deduction for the closure of a foreign subsidiary that did not recur in 2010.

•

The effective tax rate on pre-tax adjusted net income (“ANI”) was 35.1% for the fourth quarter 2010 and 31.3% for 2010, compared with 34.8%, and 37.4% respectively in the prior year periods. The change in rates was primarily due to the same factors impacting the effective rate on GAAP pre-tax income, with the exception of the 2009 deduction relating to the closure of a foreign subsidiary, which was excluded from the 2009 ANI effective tax rate.

•

The effective GAAP and ANI tax rates for full year 2010 are lower than the 35% federal tax rate primarily due to an increase in earnings in foreign jurisdictions and a significant reversal of accruals for uncertain tax positions resulting from the conclusion of certain IRS audits during third quarter 2010, partially offset by state income taxes and accruals on continuing uncertain tax positions.

•

Cash paid for income taxes for 2010 was $163 million, a decrease of $35 million from the prior year primarily due to the timing of estimated payments and an increase in earnings in jurisdictions outside the United States.

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Foreign Exchange

•	Foreign currency rate fluctuations negatively impacted our fourth quarter and full year 2010 growth rates primarily due to year-over-year depreciation in the Euro and Pound.

•

Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenues. In the fourth quarter of 2010 we realized a loss from our hedging program of $4 million, which more than offset the book-to-stay gain. In the fourth quarter of 2009 we also realized a loss from our hedging program of $2 million, which offset approximately half of the book-to-stay gain in that quarter. In 2010, the realized loss on revenue hedges was $4 million compared with a minimal book-to-stay loss.

•	We include any realized gains or losses from our revenue hedging program in our calculation of OIBA.

Acquisitions

•

The results for the fourth quarter of 2010 include Kuxun™, which was acquired in the fourth quarter of 2009, as well as Holiday Lettings and Mobiata which were acquired in the second quarter of 2010 and fourth quarter of 2010, respectively. The impact on fourth quarter 2010 was not meaningful.

Balance Sheet Trends

Cash, Cash Equivalents, Restricted Cash and Short-Term Investments

•

Cash, cash equivalents, restricted cash and short-term investments totaled $1.2 billion at December 31, 2010. Of this amount, $162 million is held by several subsidiaries in which we have majority interests. We consolidate such amounts in our financial statements, but we do not consider this cash available for our working capital purposes.

•

The $542 million increase in cash, cash equivalents, restricted cash and short-term investments during the year primarily relates to OIBA generation, as well as the issuance of $750 million in senior notes in August 2010 partially offset by various financing and investing activities including share repurchases, investments in long-term corporate bonds and capital expenditures as well as cash taxes.

•

Short-term investments increased by $470 million from December 31, 2009, primarily due to the investment of a portion of the proceeds from the 2010 senior note issuance in time deposits with maturities of less than one year.

•

The negative effect of foreign exchange on our cash balances was $20 million for 2010. This amount is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This compares to a gain of $5 million in the prior period, reflecting higher foreign-denominated cash balances in 2010 as well as depreciation of foreign currencies during 2010. We hold foreign denominated cash balances to naturally hedge gains or losses on our foreign denominated liabilities. See Other, Net above for an explanation of our balance sheet hedging program.

Accounts Receivable

•	Accounts receivable increased $21 million from December 31, 2009 primarily due to receivables from TripAdvisor clients and credit card receivables from growth in our merchant hotel business.

Prepaid Expenses, Prepaid Merchant Bookings and Other Current Assets

•	Prepaid expenses, prepaid merchant bookings and other current assets decreased $86 million from December 31, 2009, primarily due to the one-time acceleration of revenue on certain merchant products.

Long-Term Investments and Other Assets

•	As of December 31, 2010, long-term investments and other assets included $163 million related to corporate bond investments with remaining maturities between one and four years.

•

The $184 million increase in long-term investments and other assets from December 31, 2009 relates primarily to our corporate bond investments, and to a lesser extent to capitalized debt issuance costs.

Goodwill and Intangible Assets, Net

•	Goodwill increased $38 million from December 31, 2009 primarily due to acquisitions.

•	$689 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally trade names and trademarks.

•

$109 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to twelve years. The majority of this amortization is not deductible for tax purposes.

•

Amortization expense for definite-lived intangibles was $12 million for the fourth quarter of 2010 compared to $10 million for the prior year period. Amortization expense for definite-lived intangibles was $37 million for

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2010 compared to $38 million in 2009. Assuming no impairments or additional acquisitions, we expect amortization expense of approximately $28 million in 2011.

Deferred Merchant Bookings and Accounts Payable, Merchant

•

Deferred merchant bookings and accounts payable, merchant increased $23 million for 2010, due to stronger gross booking performance partially offset by a one-time acceleration of revenue on certain merchant products.

Accounts Payable, Other

•

Accounts payable, other primarily consists of payables related to our day-to-day business operations, and increased $21 million from December 31, 2009 primarily due to growth in our business and timing of payments for accrued marketing expenses.

Deferred Revenue

•

Deferred revenue relates to cash received for certain travel and advertising services, and increased $12 million from December 31, 2009 primarily due to receipts for TripAdvisor’s subscription-based products.

Accrued Expenses and Other Current Liabilities

•

Accrued expenses and other current liabilities decreased $2 million from December 31, 2009 primarily due to our net balance decreases for settlement of class action reserves, accrued severance and accrued bonus expenses, partially offset by accruals for interest, occupancy tax reserves and accrued expenses for acquired companies.

Borrowings

•

In August 2010, we amended our $750 million unsecured revolving credit facility, extending the maturity to August 2014, decreasing interest rate spreads and fees and modifying certain covenants and other terms. During 2010 there were no borrowings outstanding under this facility.

•	Outstanding letters of credit under the facility as of December 31, 2010 were $27 million, which amount is applied against our total borrowing capacity under the facility.

•	Our long-term debt includes 5.95% Senior Notes due 2020, 7.456% Senior Notes due 2018, and 8.5% Notes due 2016.

•	Accrued interest related to these notes was $49 million at December 31, 2010 and is classified in “accrued expenses and other current liabilities” on our balance sheet.

Other Long-Term Liabilities and Noncontrolling Interest

•

Other long-term liabilities consist primarily of uncertain tax positions recorded according to income tax accounting standards. The balance decreased $102 million from December 31, 2009, primarily due to the resolution of certain IRS audits during third quarter 2010.

•

Noncontrolling interest relates to the minority ownership position in eLong, an entity in which we own a 65% interest (58% fully-diluted), and results for which are consolidated for all periods presented.

Common Stock

•	During the fourth quarter of 2010, we repurchased 4 million common shares for an aggregate purchase price of $106 million excluding transaction costs ($26.60 per share).

•	We repurchased 20.6 million common shares for an aggregate purchase price of $489 million excluding transaction costs ($23.71 per share) during 2010.

•	We currently have 19.4 million shares of repurchase capacity available.

•	On December 9, 2010 we paid a quarterly dividend of $19 million ($0.07 per common share).

•

The Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.07 per share of outstanding common stock to be paid to stockholders of record as of the close of business on March 11, 2011, with a payment date of March 31, 2011. Based on our current shares outstanding we estimate the total payment for this quarterly dividend will be approximately $19 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

•

There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by a subsidiary of Liberty Media Corporation (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

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•

Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 61% voting interest in Expedia, Inc. as of December 31, 2010.

Warrants

•

As of December 31, 2010, there were 32 million privately held warrants outstanding, which, if exercised in full, would entitle holders to acquire 16 million common shares of Expedia, Inc. for an aggregate purchase price of $411 million (an average of $25.56 per Expedia, Inc. common share). All of these warrants expire in May 2012.

Stock-Based Awards

•

At December 31, 2010, we had 23 million stock-based awards outstanding, consisting of stock options to purchase 18 million common shares with a $17.95 weighted average exercise price and weighted average remaining life of 5.1 years, and 5 million RSUs. During 2010 we granted 5.8 million stock options.

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Expedia, Inc.

Trended Operational Metrics

(All figures in millions)

•

The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•

We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2009				2010				Full Year		Y / Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2009	2010	Q410	2010

Number of Transactions	13.5	15.3	15.9	13.1	15.8	16.9	18.1	14.8	57.8	65.6	13%	14%

Gross Bookings by Segment
Leisure	$4,904	$5,294	$5,570	$4,660	$6,161	$6,194	$6,401	$5,262	$20,428	$24,018	13%	18%
Egencia	321	330	344	389	471	489	491	493	1,383	1,944	27%	41%

Total	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	$5,755	$21,811	$25,962	14%	19%

Gross Bookings by Geography
Domestic	$3,562	$3,890	$3,793	$3,192	$4,257	$4,470	$4,410	$3,597	$14,437	$16,734	13%	16%
International	1,663	1,734	2,121	1,857	2,375	2,213	2,481	2,158	7,374	9,228	16%	25%

Total	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	$5,755	$21,811	$25,962	14%	19%

Gross Bookings by Agency/Merchant
Agency	$2,963	$3,199	$3,330	$3,065	$3,919	$4,022	$3,959	$3,512	$12,557	$15,412	15%	23%
Merchant	2,263	2,425	2,583	1,983	2,713	2,662	2,932	2,243	9,254	10,550	13%	14%

Total	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	$5,755	$21,811	$25,962	14%	19%

Revenue by Segment
Leisure	$559	$690	$769	$617	$613	$716	$863	$699	$2,635	$2,891	13%	10%
TripAdvisor *	86	90	97	80	114	125	139	107	352	486	35%	38%
Egencia	25	27	27	29	34	36	35	39	108	143	33%	32%
Corporate	(34)	(37)	(40)	(29)	(42)	(43)	(50)	(36)	(140)	(171)	28%	22%

Total	$636	$770	$852	$698	$718	$834	$988	$808	$2,955	$3,348	16%	13%

Revenue by Geography
Domestic	$446	$491	$515	$415	$468	$533	$590	$477	$1,866	$2,066	15%	11%
International	190	279	338	283	250	301	398	331	1,089	1,282	17%	18%

Total	$636	$770	$852	$698	$718	$834	$988	$808	$2,955	$3,348	16%	13%

Revenue by Agency/ Merchant/Advertising
Agency	$154	$165	$175	$145	$168	$178	$196	$162	$639	$705	12%	10%
Merchant	408	527	595	475	451	547	675	546	2,005	2,220	15%	11%
Advertising & Media Revenue (Net)	73	78	83	77	98	108	117	100	311	423	29%	36%

Total	$636	$770	$852	$698	$718	$834	$988	$808	$2,955	$3,348	16%	13%

OIBA by Segment
Leisure *	$151	$228	$270	$197	$137	$214	$291	$208	$846	$851	6%	1%
TripAdvisor *	48	52	57	39	66	73	74	47	196	260	19%	33%
Egencia	(1)	(0)	1	2	6	5	3	3	1	17	70%	N / A
Corporate	(68)	(67)	(71)	(75)	(67)	(73)	(74)	(83)	(282)	(297)	10%	5%

Total	$130	$212	$256	$163	$143	$219	$294	$175	$762	$831	7%	9%

Worldwide Hotel (Merchant & Agency)
Room Nights	13.5	18.2	21.7	16.3	15.9	20.3	24.7	18.8	69.7	79.7	15%	14%
Room Night Growth	13%	26%	27%	23%	18%	12%	14%	15%	23%	14%	15%	14%
ADR Growth	-18%	-19%	-14%	-9%	0%	2%	1%	2%	-15%	1%	2%	1%
Revenue per Night Growth	-20%	-22%	-19%	-6%	-5%	-7%	0%	0%	-17%	-3%	0%	-3%
Revenue Growth	-10%	-1%	3%	16%	12%	4%	14%	15%	2%	11%	15%	11%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	-4%	13%	27%	32%	22%	6%	10%	6%	15%	11%	6%	11%
Airfare Growth	-13%	-22%	-18%	-4%	9%	17%	9%	5%	-15%	10%	5%	10%
Revenue per Ticket Growth	-14%	-29%	-28%	-26%	-13%	7%	4%	9%	-24%	1%	9%	1%
Revenue Growth	-17%	-20%	-8%	-2%	6%	13%	14%	15%	-13%	12%	15%	12%

*	TripAdvisor Revenue and OIBA include intersegment amounts and Leisure OIBA includes intersegment expenses; both of which are eliminated in consolidation. Those eliminations appear above in “Corporate” for Revenue by Segment.

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Notes & Definitions:

Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire, the Expedia Affiliate Network and other leisure brands.

TripAdvisor Media Network (“TripAdvisor”) – Reflects TripAdvisor.com and its international version sites, as well as acquired companies operated by TripAdvisor such as SmarterTravel and Kuxun.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes intercompany eliminations as well as unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The definition for OIBA was revised in the first quarter of 2009 and the definition for adjusted net income was revised in both the first quarter of 2009 and fourth quarter of 2010.

Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; and (5) gains (losses) realized on revenue hedging activities that are included in other, net.

We exclude the items listed above from OIBA because doing so provides investors greater insight into management decision making at Expedia. We believe OIBA is useful to investors because it is our primary internal metric by which management evaluates the performance of our business as a whole and our individual business segments, on which internal budgets are based, and by which management, including our Chief Executive Officer, is compensated. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, OIBA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. Although depreciation is also a non-cash expense, it is included in OIBA because it is driven directly by the capital expenditure decisions made by management. OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measure, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. However, OIBA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price, foreign currency exchange rates and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts. We present a reconciliation of this non-GAAP financial measure to GAAP below.

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Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Operating Income Before Amortization

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(In thousands)
OIBA	$175,055	$162,903	$830,721	$761,532
Amortization of intangible assets	(11,625)	(9,722)	(37,123)	(37,681)
Stock-based compensation	(13,126)	(14,994)	(59,690)	(61,661)
Occupancy tax assessments and legal reserves	(5,542)	6,553	(5,542)	(67,658)
Restructuring charges	—	(5,571)	—	(34,168)
Realized loss on revenue hedges	4,485	1,682	3,549	11,050

Operating income	149,247	140,851	731,915	571,414

Interest expense, net	(29,996)	(19,638)	(94,131)	(78,027)
Other, net	(4,944)	(4,595)	(17,216)	(35,364)
Provision for income taxes	(42,723)	(12,405)	(195,008)	(154,400)
Net income attributable to noncontrolling interests	(291)	(1,987)	(4,060)	(4,097)

Net income attributable to Expedia, Inc.	$71,293	$102,226	$421,500	$299,526

Adjusted Net Income & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$71,293	$102,226	$421,500	$299,526
Amortization of intangible assets	11,625	9,722	37,123	37,681
Stock-based compensation	13,126	14,994	59,690	61,661
Occupancy tax assessments and legal reserves	5,542	(6,553)	5,542	67,658
Restructuring charges	—	5,571	—	34,168
Noncontrolling investment basis adjustment	—	—	—	5,158
Foreign currency loss on U.S. dollar cash balances held by eLong	606	120	2,711	128
Unrealized (gain) loss on revenue hedges	(2,205)	(1,032)	4,898	(1,033)
Loss on derivative investments assumed at Spin-Off	—	38	—	38
Amortization of intangible assets as part of equity method investments	—	—	—	458
Noncontrolling interests	(704)	(518)	(2,877)	(1,343)
Provision for income taxes	(7,398)	(36,091)	(33,807)	(94,182)

Adjusted net income	$91,885	$88,477	$494,780	$409,918

GAAP diluted weighted average shares outstanding	282,501	296,052	288,028	292,141
Additional restricted stock units	3,139	4,931	3,777	6,367

Adjusted weighted average shares outstanding	285,640	300,983	291,805	298,508

Diluted earnings per share	$0.25	$0.35	$1.46	$1.03
Adjusted earnings per share	$0.32	$0.29	$1.70	$1.37

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Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(in thousands)
Net cash provided by (used in) operating activities	$(160,234)	$(144,328)	$777,483	$676,004
Less: capital expenditures	(41,865)	(29,085)	(155,189)	(92,017)

Free cash flow	$(202,099)	$(173,413)	$622,294	$583,987

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(in thousands)
Cost of revenue	$176,198	$145,540	$692,832	$607,251
Less: stock-based compensation	(576)	(555)	(2,401)	(2,285)

Cost of revenue excluding stock-based compensation	$175,622	$144,985	$690,431	$604,966

Selling and marketing expense	$282,454	$234,839	$1,204,141	$1,027,062
Less: stock-based compensation	(3,405)	(2,695)	(13,867)	(12,440)

Selling and marketing expense excluding stock-based compensation	$279,049	$232,144	$1,190,274	$1,014,622

Technology and content expense	$94,939	$85,518	$362,447	$319,708
Less: stock-based compensation	(3,486)	(3,797)	(14,326)	(15,700)

Technology and content expense excluding stock-based compensation	$91,453	$81,721	$348,121	$304,008

General and administrative expense	$88,365	$82,030	$314,109	$290,484
Less: stock-based compensation	(5,659)	(7,947)	(29,096)	(31,236)

General and administrative expense excluding stock-based compensation	$82,706	$74,083	$285,013	$259,248

Conference Call

Expedia, Inc. will audiocast a conference call to discuss fourth quarter and full year 2010 financial results and certain forward-looking information on Thursday, February 10, 2011 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 10, 2011 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: declines or disruptions in the travel industry; changes in our relationships and contractual agreements with travel suppliers or supplier intermediaries; increases in the costs of maintaining and enhancing our brand awareness; changes in search engine algorithms and dynamics, or search engine disintermediation; our inability to adapt to technological developments or to maintain our existing technologies; our ability to expand successfully in international markets; changes in senior management; volatility in our stock price; changing laws, rules and regulations and legal uncertainties relating to our business; unfavorable new, or adverse application of existing, tax laws, rules or regulations; adverse outcomes in legal proceedings to which we are party; provisions in certain credit card processing agreements that could adversely impact our liquidity and financial positions;

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fluctuations in our effective tax rate; our inability to access the capital markets when necessary; risks related to our long term indebtedness; fluctuations in foreign exchange rates; risks related to the failure of counterparties to perform on financial obligations; potential liabilities resulting from our processing, storage, use and disclosure of personal data; the integration of current and acquired businesses; the risk that our intellectual property is not protected from copying or use by others, including competitors; and other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2010.

Except as required by law, we undertake no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world with a brand portfolio that includes more than 90 localized Expedia.com- and Hotels.com-branded sites; leading U.S. discount travel site Hotwire®; leading agency hotel company Venere.com™; Egencia®, the world’s fifth largest corporate travel management company; the world’s largest travel community TripAdvisor® Media Network; destination activities provider ExpediaLocalExpert®; luxury travel specialist Classic Vacations®; and China’s second largest booking site eLong™. The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers vast opportunity to reach the most valuable audience of in-market travel consumers anywhere through TripAdvisor and Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. (NASDAQ: EXPE)

Trademarks and logos mentioned herein are the property of their respective owners.

© 2011 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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